Exhibit 99.1

Trovagene Announces Agreement with Novogene for NextCollect™ in China

SAN DIEGO, CA — July 12, 2017 — Trovagene, Inc. (NASDAQ: TROV), today announced that they have entered into an agreement with Novogene Co. Ltd., a leading global provider of genomic services and solutions with cutting edge next-generation sequencing (NGS) and the largest sequencing capacity in the world.  Through this agreement, Novogene will purchase NextCollect™, Trovagene’s proprietary urine collection and nucleic acid preservation device for validation in the Chinese market.

Trovagene will sell Novogene the NextCollectTM urine collection and stabilization device, in addition to reagents and methods to extract cell-free DNA (cfDNA) from urine. Novogene plans to validate the urine DNA extraction methods at their facilities, including their lab in Tianjin, China, which is accredited by the College of American Pathologists (CAP).

NextCollectTM is a first of its kind, proprietary urine collection and nucleic acid preservation device for research use only (RUO) by pharmaceutical companies, clinical research organizations and genomics laboratories.  NextCollectTM is designed to preserve urinary DNA in applications such as oncology, infectious disease, urology, and transplantation.  NextCollectTM stabilizes up to 200 ml’s of a urine sample for 2 weeks at room temperature, and can be directly incorporated into laboratory processing without the need for an initial sample transfer.  When coupled with Trovagene’s proprietary nucleic acid isolation methods, NextCollectTM enables a significant advancement in the quality and quantity of DNA isolated from urine.

“We are excited to partner with Novogene, who is now the largest genomics service provider in the world,” said Bill Welch, Chief Executive Officer of Trovagene. “This agreement will enable Trovagene to leverage Novogene’s large next-generation sequencing capacity and bioinformatic services in China.”

“We are delighted to work with Trovagene. We look forward to validating their proprietary urine collection, stabilization and cfDNA extraction technology in our laboratories, and to developing innovative urine-based tests for the Chinese market,” said Dr. David Chang, Senior Vice President of Corporate Development of Novogene.

The first shipments of NextCollectTM are planned for July 2017 to support the Novogene partnership and Trovagene’s biomarker testing services with pharmaceutical companies, including AstraZeneca.

About Novogene

Novogene is a leading provider of genomic services and solutions with cutting edge NGS and

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

bioinformatics expertise and the largest sequencing capacities in the world. Novogene utilizes scientific excellence, a commitment to customer service and unsurpassed data quality to help our clients realize their research goals in the rapidly evolving world of genomics. With 1,300 employees, multiple locations around the world, 49 NGS related patents, and over 240 publications in top tier journal such as Nature and Science, the company has rapidly become a world-leader in NGS services. For more information, please visit https://en.novogene.com.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and

Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:
Vicki Kelemen
VP, Corporate Communications
858-952-7652
vkelemen@trovagene.com

Novogene Contact:
Joyce Peng, Ph.D.
Global Marketing Director
626-222-5584
joyce.peng@novogene.com